UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                         (Amendment No.            )(1)


                        U.S. Restaurant Properties, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   90 2 97110
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  May 2, 1997
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [x]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/99)

CUSIP No. 90 2 97110               13G                    Page  2  of  4  Pages


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Pacific Mutual Holding Company
     33-0769202

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     California
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,734,661
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,734,661
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,734,661

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          [_]
         N/A
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        11.3%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


        HC
________________________________________________________________________________
                                *SEE INSTRUCTIONS

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CUSIP No. 90 2 97110                 13G                  Page 3   of  4  Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer

            U.S. Restaurant Properties, Inc.

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices

            12240 Inwood Road, Suite 200
            Dallas, Texas  75244
________________________________________________________________________________
Item 2(a).  Name of Person Filing

            Pacific Mutual Holding Company

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence

            700 Newport Center Drive, Newport Beach, CA 92660

________________________________________________________________________________
Item 2(c).  Citizenship


            USA
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:


             Common Stock
________________________________________________________________________________
Item 2(e).  CUSIP Number


            90 2 97110
________________________________________________________________________________

Item 3. If this statement is filed pursuant to (S)(S) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78c).

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [_]  An investment adviser in accordance with
               (S)240.13d-1(b)(1)(ii)(E)

     (f)  [_]  An employee  benefit plan or endowment  fund in  accordance  with
               (S)240.13d-1(b)(1)(ii)(F).

     (g)  [X]  A parent  holding  company or control  person in accordance  with
               (S)240.13d-1(b)(1)(ii)(G).

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3.

     (j)  [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

CUSIP No.   90 2 97110             13G                    Page  4 of  4  Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  1,734,661


     (b)  Percent of class:  11.3%


     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote  1,734,661


          (ii)  Shared power to vote or to direct the vote  N/A


          (iii) Sole power to dispose or to direct the disposition of 1,734,661


          (iv)  Shared power to dispose or to direct the disposition of  N/A

Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.


         N/A

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Instruction:  Dissolution of a group requires a response to this item.

________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         N/A

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item, and if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of the employee benefit plan, pension fund or endowment fund is not required.

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         See Exhibit

     If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.
________________________________________________________________________________
Item 8. Identification and Classification of Members of the Group.

         N/A

     If a group has filed this schedule pursuant to (S)240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to (S)240.13d-1(c) or (S)240.13d-1(d), attach an exhibit stating the identity of each member of the group.
________________________________________________________________________________
Item 9.  Notice of Dissolution of a Group.

         N/A

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.
________________________________________________________________________________
Item 10. Certification.

     (a) The following certification shall be included if the statement is filed pursuant to (S)240.13d-1(b):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        August 23, 2000
                            ----------------------------------------
                                            Date


                            /s/ Larry J. Card
                            ----------------------------------------
                                          Signature


                             Larry J. Card, Executive Vice President
                            ----------------------------------------
                                          Name/Title


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                    EXHIBIT

                                     ITEM 7

Pacific Life Insurance Company and Pacific Life & Annuity Company, subsidiaries of the parent holding company.

Item 3 classification of each such company is (c).